EXHIBIT 2.3

                    ST. JUDE MEDICAL, INC. AND SUBSIDIARIES
                     AND SIEMENS PACESETTER AND AFFILIATES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

         Effective September 30, 1994, St. Jude Medical, Inc. acquired substantially all of the assets (the "Acquisition") of the worldwide cardiac rhythm management business of Siemens AG, pursuant to two asset purchase agreements: (i) the Asset Purchase Agreement dated as of June 26, 1994 among St. Jude Medical, Inc. (the "Company"), SJM Acquisition Corp., Siemens-Pacesetter, Inc. and Siemens Medical Systems, Inc., and (ii) the [Non-U.S.] Asset Purchase Agreement dated as of June 26, 1994 among the Company, St. Jude Medical International, Inc. and Siemens-Elema AB (collectively, "Pacesetter").

         The Acquisition consisted of the tangible and intangible assets, properties, rights and goodwill of Siemens-Pacesetter, Inc. and the Cardiac Systems Division of Siemens-Elema AB used in their cardiac rhythm management business, excluding cash and certain other assets. In consideration for the Acquisition, the Company paid $524.3 million, of which $13.0 million was placed into an escrow account pending final adjustments based on the net book value of the net assets transferred to the Company. The terms of the Acquisition were the result of an arms-length negotiation between the parties, and the Acquisition will be accounted for as a purchase.

         The accompanying unaudited pro forma combined financial statements were prepared as a result of the purchase by the Company of Pacesetter. These unaudited pro forma combined financial statements have been included as required by the rules of the Securities and Exchange Commission ("SEC"). Such pro forma financial statements do not purport to be indicative of the results of future combined operations. The pro forma combined financial statements are based upon the historical financial statements of the Company and Pacesetter and should be read in conjunction with those historical financial statements as they appear elsewhere in this filing or previous filings with the SEC.

         The unaudited pro forma combined balance sheet has been omitted because the transaction was recorded in the Company's September 30, 1994 balance sheet. The unaudited pro forma combined statements of income for the year ended December 31, 1993 (the Company) and September 30, 1993 (Pacesetter) and for the nine months ended September 30, 1994 present the pro forma statements of income of the Company combined with Pacesetter, assuming the acquisition had been consummated as of January 1, 1993.

         The pro forma combination of the Company and Pacesetter has been prepared under the purchase method of accounting. Therefore, the purchase price of $524.3 million has been allocated to the fair values of the net assets acquired. The excess purchase price over the fair value of net assets acquired has been recorded as goodwill in the accompanying pro forma financial statements and amortized over a period of twenty years. In connection with the acquisition and the allocation of the purchase price, $40.8 million of purchased research and development was charged against earnings in the fourth quarter of 1994 in accordance with generally accepted accounting principles.



                    ST. JUDE MEDICAL, INC. AND SUBSIDIARIES
                   AND SIEMENS PACESETTER INC. AND AFFILIATES
                             (Dollars in thousands)


UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994
------------------------------------------------------------------------------------------------------------------ -

                                                                    PACESETTER             ELIMINATIONS &
                                               ST. JUDE           U.S.           NON U.S.    ADJUSTMENTS        COMBINED

  Net sales                                     $195,889         $226,803     $103,724       (1)(25,737)         $500,679

  Cost of sales                                   48,807           76,892       56,788       (1)(17,218)          165,269

  Gross profit                                   147,082          149,911       46,936           (8,519)          335,410

  Selling, general and administrative             41,647           88,952       31,837          (2)3,080          165,516
  Research and development                         7,786           19,241        6,606                             33,633
  Goodwill amortization                                0                0            0         (3)11,595           11,595

  Total operating expenses                        49,433          108,193       38,443            14,675          210,744

  Operating profit                                97,649           41,718        8,493          (23,194)          124,666

  Interest income                                 10,365            1,805                     (4)(9,587)            2,583
  Interest expense                                     0              125          733          (5)8,017            8,875

  Income before taxes                            108,014           43,398        7,760          (40,798)          118,374

  Income tax provision                            30,784           16,950        2,783       (6)(15,005)           35,512

  Net income                                    $ 77,230         $ 26,448      $ 4,977        $ (25,793)         $ 82,862




See notes to unaudited pro forma combined financial statements.



                    ST. JUDE MEDICAL, INC. AND SUBSIDIARIES
                   AND SIEMENS PACESETTER INC. AND AFFILIATES
                             (Dollars in thousands)


UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1993
------------------------------------------------------------------------------------------------------------------ -
                                                                        Pacesetter          Eliminations &
                                                 St. Jude           U.S.       Non-U.S.       Adjustments         Combined
Net sales                                         $252,642        $254,701      $140,159       (1)(33,494)        $614,008

Cost of sales                                       61,342          91,037        70,679       (1)(33,520)         189,538

Gross profit                                       191,300         163,664        69,480                26         424,470

Selling, general and administrative                 49,040         101,204        43,292          (2)3,000         196,536
Research and development                            10,972          23,429        10,285                            44,686
Goodwill amortization                                    0               0             0         (3)15,460          15,460

Total operating expenses                            60,012         124,633        53,577            18,460         256,682

Operating profit                                   131,288          39,031        15,903          (18,434)         167,788

Interest income                                     13,934           4,086         1,063       (4)(11,385)           7,698
Interest expense                                         0           4,140         1,911         (5)12,150          18,201

Income before taxes                                145,222          38,977        15,055          (41,969)         157,285

Income tax provision                                35,579          15,275         4,984       (6)(15,556)          40,282

Net income                                        $109,693        $ 23,702      $ 10,071         $(26,413)        $117,003



See notes to unaudited pro forma combined financial statements.

  NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENTS

(1) Intercompany sales and cost of sales between the U.S. and Non-U.S. Siemens entities have been eliminated.

(2) Represents the infrastructure costs related principally to the establishment of sales offices in Western Europe.

(3) Represents the amortization expense related to the excess cost over net assets acquired.

(4) The Company used $270 million of cash to fund a portion of the acquisition. This adjustment reflects the lost interest income on such funds.

(5) The Company used $255 million of bank debt to fund the balance of the acquisition. This bank debt was reduced by the free cash flow. This adjustment represents the interest expense on the average debt balance.

(6) Pacesetter income is generally taxed at a higher rate than the Company's previously existing business. The Company's effective tax rate was increased by 1.5 percentage points.


          Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


September 12, 1995                     ST. JUDE MEDICAL, INC.


                                       By /s/ Stephen L. Wilson
                                          Stephen L. Wilson
                                          Vice President, Finance and CFO
                                          (Principal Financial and
                                          Accounting Officer)